Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form 5-8 of NXT Nutritionals Holdings, Inc. of our report dated March 30, 2010 on the consolidated financial statements of NXT Nutritionals Holdings, Inc. and Subsidiaries for the years ended December 31, 2009 and 2008, included in Form 10-K of NXT Nutritionals Holdings, Inc. filed on March 31, 2010.

Berman & Company, P.A.
Certified Public Accountants

Boca Raton, Florida
May 19, 2010

551 NW 77th Street Suite 107 • Boca Raton, R. 33487
Phone: (561) 864-4444 • Fax: (561) 892.3715
www.bermancpas.corn • info@bermancpas.com
Registered with the PCAGB • Member A1CPA Center for Audit Quality
Member American institute of Certd Public Accountants
Member Florida Institute of Certified Public Accountants